Exhibit 99.1

FOR IMMEDIATE RELEASE:  CONTACT:
        Geoff High
        Vice President of Investor Relations
        303-604-3924

MICHAEL A. KELLY APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS

BROOMFIELD, Colo. – JULY 27, 2020 – DMC Global Inc. (Nasdaq: BOOM) today announced its board of directors has elected Michael A. Kelly as an independent director.

Mr. Kelly joins the DMC board with an extensive background in finance, operations and information systems management. He is president of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business founded by Mr. Kelly in 2018.

He previously spent 14 years in senior and executive leadership positions with Amgen Inc., one of the world’s largest independent biotechnology companies. From 2014 to 2017, he was senior vice president of Amgen’s Global Business Services division, where he led more than 1,000 employees and oversaw a successful transformation and expansion of the organization’s business model.

Mr. Kelly twice served as Amgen’s acting CFO. He also was vice president of multiple domestic and international business units. As vice president of commercial operations, he led the transition team following Amgen’s $9.7 billion acquisition of Onyx Pharmaceuticals in 2013. He also led the creation and integration of a $1.4 billion joint venture between Amgen and Tokyo-based Astellas Pharma. As vice president and CFO of Amgen’s international commercial operations, Mr. Kelly developed and executed a strategy to expand the company’s emerging markets footprint. His efforts included acquisitions in Turkey and Brazil that collectively added more than $400 million in sales and nearly 2,000 employees.

From 2000 to 2003, Mr. Kelly was CFO of publicly traded TANOX, Inc. He also held financial leadership positions with BIOGEN, Inc., and NutraSweet Kelco Company, a subsidiary of Monsanto Life Sciences.

Kevin Longe, president, CEO and director of DMC, said, “Michael is widely regarded as a talented and innovative executive, and we are honored he has joined the DMC board. His extensive experience managing and growing domestic and international organizations, as well as his track record in finance, operations and building differentiated product companies, aligns well with DMC’s business model, and will be highly valuable as we continue the pursuit of our long-term growth strategy. We look forward to his insight and contributions.”

Mr. Kelly said, “DMC has achieved an impressive record of innovation and growth, and also has established a compelling long-term strategy for increasing stakeholder value. I look forward to working with the board to support DMC’s leadership team as it pursues its growth and sustainability objectives.”

Mr. Kelly received a Bachelor of Science degree in business administration from Florida A&M University. He is an independent member of the board of directors for publicly traded Hookipa Pharma, Inc., where he also is the audit committee chairman. Mr. Kelly serves on the Council of Advisors and was the former audit committee chairman for Direct Relief, a humanitarian aid organization active in all 50 U.S. states, and more than 80 countries. The charity seeks to improve the health and lives of people affected by poverty or emergencies.

About DMC Global
DMC Global is a diversified holding company. Our innovative businesses provide differentiated products and services to niche industrial and commercial markets around the world. DMC’s objective is to identify well-run businesses and strong management teams and support them with long-term capital and strategic, legal, technology and operating resources. Our approach helps our portfolio companies grow core businesses, launch new initiatives, upgrade technologies and systems to support their long-term strategy, and make acquisitions that improve their competitive positions and expand their markets. DMC’s culture is to foster local innovation versus centralized control, and stand behind our businesses in ways that truly add value. Today, DMC’s portfolio consists of DynaEnergetics and NobelClad, which collectively address the energy, industrial processing and transportation markets. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit the Company’s website at: http://www.dmcglobal.com